EXHIBIT 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-108771 on Form S-8 of First Financial Service Corporation of our reports dated March 15, 2005 with respect to the consolidated financial statements of First Financial Service Corporation, and management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appear in this Annual Report on Form 10-K of First Financial Service Corporation for the year ended December 31, 2004.

Crowe Chizek and Company LLC

Louisville, Kentucky
March 15, 2005